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SUB-ITEM 77Q1(e)(1): New Investment Advisory Contract

               INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT
                                    BETWEEN
                          SSGA FUNDS MANAGEMENT, INC.
                                      AND
                            GE INSTITUTIONAL FUNDS

   This Investment Advisory and Administration Agreement (the "Agreement") is made as of this 1/st/ day of July, 2016, between GE INSTITUTIONAL FUNDS (the "Trust") on behalf of the various classes of its beneficial interests listed on Appendix A, as it may be amended from time to time by the parties (each, a "Fund" and collectively the "Funds"), and SSGA Funds Management, Inc., a Massachusetts corporation ("SSGA FM").

   WHEREAS, the Trust is organized as a business trust under the laws of the State of Delaware on May 23, 1997 and registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management investment company;

   WHEREAS, SSGA FM is in the business of providing investment advisory and administrative services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

   WHEREAS, the Trust desires to retain SSGA FM to render investment advisory and administrative services to the Trust with respect to each of the Funds, and SSGA FM is willing to render such services;

   NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and SSGA FM agree as follows:

Section 1. Appointment.

    (a)The Trust hereby appoints SSGA FM to act as investment adviser and administrator to the Funds for the period and on the terms set forth in this Agreement. SSGA FM accepts such appointment and hereby agrees to render the services herein set forth for the compensation herein provided. The Trust warrants that SSGA FM has been duly appointed to act hereunder.

    (b)If the Trust at any time establishes one or more series of beneficial interest other than the Funds already listed in Appendix A at the time with respect to which it desires to retain SSGA FM to render advisory and administrative services hereunder, it shall so notify SSGA FM. If SSGA FM is willing to render such services, then the Trust and SSGA FM shall amend Appendix A to include such series, and such series shall thereupon become Funds under this Agreement. The compensation payable by any such new Fund to SSGA FM shall be set forth on Appendix A.

Section 2. Services as Investment Adviser and Administrator.

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       (a) SSGA FM will recommend to the Board of Trustees of the Trust (the
"Board") certain individuals to fill certain officer positions of the Funds. Upon receipt of such recommendations the Board will vote upon the appointment of such individuals to the positions for which they were recommended and the Trust will advise SSGA FM as to whether or not they have been so appointed.

       (b) Subject to the oversight and supervision of the Board, and subject to Section 2(g) of this Agreement with respect to any Fund advised by one or more sub-advisers, SSGA FM agrees to provide a continuous investment program for each Fund's assets, including investment research and management, and will determine from time to time what investments or securities will be purchased, retained or sold by each Fund (including any income earned thereon and increments in the value thereof), and what portion of the assets will be invested or held uninvested as cash. SSGA FM will place purchase and sale orders for the Fund's investments. SSGA FM will provide services under this Agreement in accordance with each Fund's investment objectives, policies and restrictions as stated in the Trust's current Registration Statement on Form N-lA, as amended from time to time (the "Registration Statement").

       (c) The Trust has furnished or will furnish SSGA FM with copies of the Registration Statement, its articles of incorporation and by-laws as currently in effect and agrees during the continuance of this Agreement to furnish SSGA FM with copies of any amendments or supplements thereto before or at the time such amendments or supplements become effective. SSGA FM may rely on all documents furnished to it by the Trust, and shall not be required to comply with any such document until the document has been furnished to it or SSGA FM otherwise receives notice of the application of such document to the provision of its services hereunder in connection with its provision such services.

       (d) Subject to the oversight and supervision of the Board, SSGA FM agrees to serve as administrator to the Trust and each Fund and, in this capacity, will: (1) insure the maintenance of the books and records of the Funds (including those required to be maintained or preserved by Rules 31a-1 and 31a-2 under the 1940 Act); (ii) prepare reports to shareholders of the Funds, (iii) prepare and file tax returns for the Funds, (iv) assist with the preparation and filing of reports and the Registration Statement with the Securities and Exchange Commission (the "Commission"), (v) provide appropriate officers for the Trust, including a Secretary or Assistant Secretary,
(vi) provide administrative support necessary for the Board to conduct meetings, and (vii) supervise and coordinate the activities of other service providers to the Trust, including independent auditors, legal counsel, custodians, accounting service agents, and transfer agents. SSGA may from time to time, in its discretion and with the approval of the Board, delegate certain of its administrative responsibilities under this Agreement in respect of any Fund to one or more qualified companies.

       (e) SSGA FM will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this Agreement.

       (f) SSGA FM will keep the Board informed of developments materially affecting any Fund, and will, on its own initiative, furnish the Board from time to time with

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whatever information and reports that the Board reasonably requests as appropriate for this purpose.

       (g) SSGA FM may from time to time, in its discretion and with the approval of the Board, delegate certain of its investment advisory responsibilities under this Agreement in respect of any Fund to one or more qualified companies (each, a "sub-adviser"), each of which is registered under the Advisers Act provided that the separate costs of employing such sub-advisers and of the sub-advisers themselves are borne by SSGA FM or the sub-adviser and not by such Fund. Unless the Board specifies otherwise in connection with its approval of any such delegation or unless any agreement pursuant to which such delegation is effected specifies otherwise, (i) the obligation of SSGA FM in respect of the activities of any such sub-adviser shall be to provide to the Board its recommendation as to the selection and compensation of the sub-adviser and as to the periodic renewal of the sub-advisory agreement with the sub-adviser, and to oversee generally the performance by such sub-adviser of its obligations to the Fund in question over time (which oversight may include periodic review of policies and procedures of the sub-adviser but will not include approval of or responsibility for specific investment decisions by the sub-adviser) and to report to the Board periodically as to its evaluation of the performance of such sub-adviser and as to the nature and scope of such general oversight, in accordance with the standard of care set out in Section 8 below, and (ii) assuming compliance by SSGA FM with its obligations under clause (i), SSGA FM shall not be responsible or have any liability for any investment decision or any other act or omission on the part of any sub-adviser, including without limitation any error or mistake of judgment on the part of the sub-adviser or failure by the sub-adviser to comply with any policies, procedures, guidelines, or objectives of any Fund.

       (h) Unless the Trust gives written instructions to the contrary, SSGA FM shall vote or not vote all proxies solicited by or with respect to the issuers of securities in which assets of any Fund may be invested. SSGA FM shall use its best good faith judgment to vote or not vote such proxies in a manner which best serves the interests of the Trust's shareholders. The Trust has received and reviewed the proxy guidelines of SSGA FM, which indicate how SSGA FM will vote.

Section 3. Execution of Transactions.

       Unless otherwise set forth in the Registration Statement or directed by the Trust, SSGA FM will, in selecting brokers or dealers to effect transactions on behalf of the Funds, seek the best overall terms available. In so doing, SSGA FM may consider the breadth of the market for the investment, the price of the security, the size and difficulty of the order, the willingness of the broker or dealer to position, the reliability, financial condition and execution and operational capabilities of the broker or dealer, and the reasonableness of the commission or size of the dealer's "spread," if any, for the specific transaction and on a continuing basis. SSGA FM may also consider brokerage and research services provided to the Funds and/or other accounts over which SSGA FM or its affiliates exercise investment discretion. The Trust recognizes the desirability of SSGA FM's having access to supplemental investment and market research and security and economic analyses provided by brokers and that those brokers may execute brokerage transactions at a higher cost to a Fund than would be the case if the transactions were executed on the basis of the most favorable price and efficient execution. To the extent permitted

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by applicable law and regulations, SSGA FM shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to SSGA FM an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if SSGA FM determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or SSGA FM's overall responsibilities with respect to the Fund and to other clients of SSGA FM as to which SSGA FM exercises investment discretion. The Trust hereby agrees that any entity or person associated with SSGA FM which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended.

       In any case in which there are two or more sub-advisers responsible for providing investment advice to a Fund, SSGA FM may enter into a transaction on behalf of the Fund with a sub-adviser of the Fund (or an affiliated person of such sub-adviser) in reliance on Rule 10f-3, Rule 17a-10, or Rule 12d3-1 under the 1940 Act, only if (i) SSGA FM is responsible for providing investment advice with respect to a portion of the portfolio of the Fund, the assets of which portion are involved in the contemplated transaction, and (ii) the sub-adviser is responsible for providing investment advice with respect to a separate portion of the portfolio of the Fund.

Section 4. Costs and Expenses.

       SSGA FM will bear the cost of rendering the services it is obligated to provide under this Agreement and will provide the Trust with all executive, administrative, clerical and other personnel necessary for the investment and administrative operations of the Funds and will pay salaries and other employment-related costs of employing these persons. SSGA FM will furnish the Trust and the Funds with office space, facilities, and equipment and will pay the day-to-day expenses related to the operation of such space, facilities and equipment.

       Except for those expenses assumed by the Funds as provided below, SSGA FM shall bear all of the Funds' expenses, including, but not limited to: charges and expenses of any registrar, the costs of custody, transfer agency and recordkeeping services in connection with any Fund; registration costs of each Fund and its shares under Federal and state securities laws; the cost and expense of printing, including typesetting, and distributing of prospectuses describing a Fund and supplements to those prospectuses to regulatory authorities and a Fund's shareholders; all expenses incurred in conducting meetings of a Fund's shareholders and meetings of the Board relating to any Fund, excluding fees paid to members of the Board who are not affiliated with SSGA FM or any of its affiliates; all expenses incurred in preparing, printing and mailing proxy statements and reports to shareholders of a Fund; all expenses incident to any dividend, withdrawal or redemption options provided to Fund shareholders (except for purchase premiums and redemption fees, if any, charged directly to shareholders); charges and expenses of any outside service used for pricing each Fund's portfolio securities and calculating the net asset value of each Fund's shares; fees and expenses of legal counsel, including counsel to the members of the Board who are not interested persons of any Fund, or SSGA FM, and

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independent auditors; membership dues of industry associations; postage;
insurance premiums on property or personnel (including officers and Trustees) of the Trust that inure to their benefit; and all other costs of the Funds' operations.

       The Funds will bear the following expenses: advisory and administration fees as described in Section 5 of this Agreement; shareholder servicing and distribution fees under the terms of the shareholder servicing and distribution plan adopted by the Trust with respect to a Fund pursuant to Rule 12b-1 (the "Plan") under the 1940 Act; brokerage fees and commissions and other expenses incurred in the acquisition or disposition of any securities or other investments; fees and travel expenses of members of the Board or members of any advisory board or committee who are not affiliated with SSGA FM, or any of its affiliates; and expenses that are not normal operating expenses of a Fund (such as extraordinary expenses, interest and taxes).

Section 5. Compensation.

       In consideration of services rendered and the expenses paid by SSGA FM pursuant to this Agreement, the Trust will pay SSGA FM on the first business day of each month a fee calculated as a percentage of the average daily net assets of each Fund during the previous month at the annual rate set forth on Appendix A. For the purpose of determining fees payable to SSGA FM under this Agreement, the value of each Fund's net assets will be computed in the manner described in the Registration Statement.

Section 6. Services to Other Companies or Accounts.

       (a) The Trust understands and acknowledges that SSGA FM now acts and will continue to act as investment manager or adviser to various fiduciary or other managed accounts ("Other Accounts") and the Trust has no objection to SSGA FM's so acting, so long as when a Fund and any Other Account served by SSGA FM are prepared to invest in, or desire to dispose of the same security, available investments or opportunities for sales will be allocated in a manner believed by SSGA FM to be fair and equitable to the Fund and the Other Account. In addition, the Trust understands and acknowledges that SSGA FM may, to the extent permitted by applicable laws and regulations, aggregate securities to be sold or purchased for any Fund with those to be sold or purchased for Other Accounts so long as the securities purchased or sold, as well as the expenses incurred in the transaction, will be allocated in a manner believed by SSGA FM to be equitable to the Trust and the Other Accounts. The Trust recognizes that, in some cases, the above procedures may adversely affect the price paid or received by a Fund or the size of the position obtained or disposed of by a Fund.

       (b) It is agreed that SSGA FM may use any supplemental investment research and other services provided by brokers or dealer obtained for the benefit of a Fund or the Trust in providing investment advice to Other Accounts.

       (c) The Trust understands and acknowledges that the persons employed by SSGA FM to assist in the performance of its duties under this Agreement will not devote their full time to that service and agrees that nothing contained in this Agreement will be deemed to

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limit or restrict the right of SSGA FM or any affiliate of SSGA FM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Section 7. Continuance and Termination of the Agreement.

       (a) This Agreement will become effective as of the date hereof and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board or
(b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

       (b) This Agreement is terminable without penalty, by the Trust on behalf of a Fund on not more than 60 nor less than 30 days' written notice to SSGA FM, by vote of holders of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, or by SSGA FM on not more than 60 nor less than 30 days' notice to the Trust.

       (c) This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act, the rules adopted under the 1940 Act or Commission staff interpretations thereof).

Section 8. Limitation of Liability.

       (a) SSGA FM will exercise its best judgment in rendering the services described in this Agreement, except that SSGA FM will not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, other than a loss resulting from willful misfeasance, bad faith or gross negligence on the part of SSGA FM in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or to the extent specified in
Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. For purposes of this Agreement, any person, even though also an officer, director, employee or agent of SSGA FM, who may be or become an officer, Trustee, employee or agent of the Trust, will be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering services to, or acting solely for, the Trust and not as an officer, director, employee or agent, or one under the control or direction of, SSGA FM even though paid by SSGA FM; provided, however, that nothing herein shall have any effect on any insurance policy to which SSGA FM or any of its affiliates are parties and under which any such persons are beneficiaries.

       (b) The obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Board nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any

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of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including any Fund, will be liable for any claims against any other series.

Section 9. No Third Party Beneficiaries

   No person other than the Trust and SSGA FM is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against SSGA FM, or (ii) create or give rise to any duty or obligation on the part of SSGA FM (including without limitation any fiduciary duty) to any person other than the Fund in question, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

Section 10. Choice of Law

   This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts and any applicable federal law.

Section 11. Exclusive Forum

   Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the Commonwealth of Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

                *           *          *          *          *

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                          GE INSTITUTIONAL FUNDS

                                          By:     /s/ Jeanne M. La Porta
                                                  ------------------------------
                                          Name:   Jeanne M. La Porta
                                          Title:  President and Trustee

                                          SSGA FUNDS MANAGEMENT, INC.

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                                          By:     /s/ Ellen M. Needham
                                                  ------------------------------
                                          Name:   Ellen M. Needham
                                          Title:  President

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                                  Appendix A

                              Average Daily Net Assets
No.       Name of Fund              of the Fund          Annual Rate Percentage
--- ------------------------- ------------------------  ------------------------
 1      U.S. Equity Fund      First $25 million                            0.55%
                              Next $25 million                             0.45%
                              Over $50 million                             0.35%

 2    U.S. Large-Cap Core     First $25 million                            0.55%
          Equity Fund         Next $25 million                             0.45%
                              Over $50 million                             0.35%

 3   Premier Growth Equity    First $25 million                            0.55%
              Fund            Next $25 million                             0.45%
                              Over $50 million                             0.35%

 4   Small-Cap Equity Fund    First $250 million                           0.95%
                              Next $250 million                            0.90%
                              Over $500 million                            0.85%

 5     S&P 500 Index Fund     All Assets                                   0.15%

 6  International Equity Fund First $25 million                            0.75%
                              Next $50 million                             0.65%
                              Over $75 million                             0.55%

 7        Income Fund         First $25 million                            0.35%
                              Next $25 million                             0.30%
                              Over $50 million                             0.25%
                              Over $100 million                            0.20%

 8  Strategic Investment Fund First $25 million                            0.45%
                              Next $25 million                             0.40%
                              Over $50 million                             0.35%

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